Exhibit 10.14

SALEFORM 2012

MEMORANDUM OF AGREEMENT

Norwegian Shipbrokers' Association's
Memorandum of Agreement for sale and purchase of ships

BIMCO STANDARD FORM

PART I

Dated:

ATHENEAN EMPIRE INC., a corporation incorporated under the laws of the Republic of Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 ~~(Name of sellers)~~, hereinafter called the "Sellers", have agreed to sell, and

LUSTRE 6 HOLDING LIMITED, a corporation incorporated under the laws of the Republic of Liberia with registration number C-128841 whose registered office is at 80 Broad Street, Monrovia, Liberia ~~(Name of buyers)~~, hereinafter called the "Buyers", have agreed to buy:

Name of vessel: **Eco Malibu**

IMO Number: **9902823**

Classification Society: **ABS**

Class Notation: **As per Class Certificate**

Year of Build: **2021** Builder/Yard: **Hyundai Heavy Industries Co., Ltd**

Flag: **Marshall Islands or any other flag state approved by the Buyers** Place of Registration: **Marshall Islands** GT/NT: **81,206 / 51,026**

hereinafter called the "Vessel", on the following terms and conditions:

Definitions

"Agreement" means this memorandum of agreement which shall for the avoidance of doubt, include the rider provisions from Clauses 19 (Payment of Purchase Price by Buyers) to 32 (Definitions).

~~"Banking Days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8 (Documentation) and (add additional jurisdictions as appropriate).~~

"~~Buyers' Nominated~~ Flag State" means **the Marshall Islands or any other flag state of the Vessel as may be agreed in writing by the Buyers and the Sellers** ~~(state flag state)~~.

"Class" means the class notation referred to above.

"Classification Society" means the Society referred to above.

"Dollars" or "$" mean United States dollars, being the lawful currency of the United States of America.

~~"Deposit" shall have the meaning given in Clause 2 (Deposit)~~

~~"Deposit Holder" means (state name and location of Deposit Holder) or, if left blank, the Sellers' Bank, which shall hold and release the Deposit in accordance with this Agreement.~~

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, e-mail or telefax.

"Parties" means the Sellers and the Buyers.

~~"Purchase Price" means the price for the Vessel as stated in Clause 1 (Purchase Price).~~

~~"Sellers' Account" means (state details of bank account) at the Sellers' Bank.~~

~~"Sellers' Bank" means (state name of bank, branch and details) or, if left blank, the bank notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price.~~

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

1. Purchase Price - (See Clause 19 (Payment of Purchase Price by Buyers))

~~The Purchase Price is (state currency and amount both in words and figures).~~

2. Deposit - intentionally omitted

~~As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of % (per cent) or, if left blank, 10% (ten per cent), of the Purchase Price (the "Deposit") in an interest bearing account for the Parties with the Deposit Holder within three (3) Banking Days after the date that:~~

~~(i) this Agreement has been signed by the Parties and exchanged in original or by e-mail or telefax; and~~

~~(ii) the Deposit Holder has confirmed in writing to the Parties that the account has been opened.~~

~~The Deposit shall be released in accordance with joint written instructions of the Parties. Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the Deposit shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder all necessary documentation to open and maintain the account without delay.~~

3. Payment (See Clause 19 (Payment of Purchase Price by Buyers))

~~On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices):~~

~~(i) the Deposit shall be released to the Sellers; and~~

~~(ii) the balance of the Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement shall be paid in full free of bank charges to the Sellers' Account.~~

4. Inspection - intentionally omitted

~~(a)* The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel at/in (state place) on (state date) and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

~~(b)* The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not within (state date/period).~~

~~The Sellers shall make the Vessel available for inspection at/in (state place/range) within (state date/period).~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~

~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~

~~During the inspection, the Vessel's deck and engine log books shall be made available for examination by the Buyers.~~

~~The sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from the Buyers within seventy-two (72) hours after completion of such inspection or after the date/last day of the period stated in Line 59, whichever is earlier.~~

~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of~~

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~the Vessel's classification records and/or of the Vessel not be received by the Sellers as aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

~~*4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4(a) shall apply.~~

5. Time and place of delivery and notices - (See Clause 25 (Notice, Time and Place of Delivery))

~~(a) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/in (state place/range) in the Sellers' option.~~

~~Notice of Readiness shall not be tendered before: (date)~~

~~Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a) (iii) and 14):~~

~~(b) The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with twenty (20), ten (10), five (5) and three (3) days' notice of the date the Sellers intend to tender Notice of Readiness and of the intended place of delivery.~~

~~When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.~~

~~(c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers' Default) within three (3) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date. If the Buyers have not declared their option within three (3) Banking Days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in line 79.~~

~~If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect.~~

~~(d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers' Default) for the Vessel not being ready by the original Cancelling Date.~~

~~(e) Should the Vessel become an actual, constructive or compromised total loss before delivery the Deposit together with interest earned, if any, shall be released immediately to the Buyers whereafter this Agreement shall be null and void.~~

6. Divers Inspection / Drydocking - intentionally omitted

~~(a)*~~

~~(i) The Buyers shall have the option at their cost and expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. Such option shall be declared latest nine (9) days prior to the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement. The Sellers shall at their cost and expense make the Vessel available for such inspection. This inspection shall be carried out without undue delay and in the presence of a Classification Society surveyor arranged for by the Sellers and paid for by the Buyers. The Buyers' representative(s) shall have the right to be present at the diver's inspection as observer(s) only without interfering with the work or decisions of the Classification Society surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at~~

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~their cost and expense make the Vessel available at a suitable alternative place near to the delivery port, in which event the Cancelling Date shall be extended by the additional time required for such positioning and the subsequent re-positioning. The Sellers may not tender Notice of Readiness prior to completion of the underwater inspection.~~

~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, then (1) unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules (2) such defects shall be made good by the Sellers at their cost and expense to the satisfaction of the Classification Society without condition/recommendation** and (3) the Sellers shall pay for the underwater inspection and the Classification Society's attendance.~~

~~Notwithstanding anything to the contrary in this Agreement, if the Classification Society do not require the aforementioned defects to be rectified before the next class drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) of carrying out the repairs to the satisfaction of the Classification Society, whereafter the Buyers shall have no further rights whatsoever in respect of the defects and/or repairs. The estimated direct cost of the repairs shall be the average of quotes for the repair work obtained from two reputable independent shipyards at or in the vicinity of the port of delivery, one to be obtained by each of the Parties within two (2) Banking Days from the date of the imposition of the condition/recommendation, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the estimate of the direct repair costs. The Sellers may not tender Notice of Readiness prior to such estimate having been established.~~

~~(iii) If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose of this Clause, become the new port of delivery. In such event the Cancelling Date shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of fourteen (14) days.~~

~~(b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good at the Sellers' cost and expense to the satisfaction of the Classification Society without condition/recommendation**. In such event the Sellers are also to pay for the costs and expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees. The Sellers shall also pay for these costs and expenses if parts of the tailshaft system are condemned or found defective or broken so as to affect the Vessel's class. In all other cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees.~~

~~(c) If the Vessel is drydocked pursuant to Clause 6 (a)(ii) or 6 (b) above:~~

~~(i) The Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is~~

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~not required by the Classification Society, the Buyers shall have the option to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' cost and expense to the satisfaction of Classification Society without condition/recommendation**.~~

~~(ii) The costs and expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out or if parts of the system are condemned or found defective or broken so as to affect the Vessel's class, in which case the Sellers shall pay these costs and expenses.~~

~~(iii) The Buyers' representative(s) shall have the right to be present in the drydock, as observer(s) only without interfering with the work or decisions of the Classification Society surveyor.~~

~~(iv) The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk, cost and expense without interfering with the Sellers' or the Classification Society surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk, cost and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in drydock or not.~~

~~*6 (a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 (a) shall apply.~~

~~**Notes or memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition~~/recommendation are not to be taken into account.

7. Spares, bunkers and other items

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of Delivery ~~inspection~~ used or unused, whether on board or not shall become the Buyers' property~~, but spares on order are excluded. Forwarding charges, if any, shall be for the Buyers' account~~. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment. Any bunkers and unused lubricating oils and greases in storage tanks and unopened drums at the time of Delivery of the Vessel shall be taken over by the Buyers, at no cost to the Buyers.

~~Library and forms exclusively for use in the Sellers' vessel(s) and captain's, officers' and crew's personal belongings including the slop chest are excluded from the sale without compensation, as well as the following additional items: (include list)~~

~~Items on board which are on hire or owned by third parties, listed as follows, are excluded from the sale without compensation: (include list)~~

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~Items on board at the time of inspection which are on hire or owned by third parties, not listed above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense. The Buyers shall take over remaining bunkers and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums and pay either:~~

~~(a) *the actual net price (excluding barging expenses) as evidenced by invoices or vouchers; or~~

~~(b) *the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel or, if unavailable, at the nearest bunkering port,~~

~~for the quantities taken over.~~

~~Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.~~

~~"inspection" in this Clause 7, shall mean the Buyers' inspection according to Clause 4(a) or 4(b) (Inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

~~*(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply.~~

8. Documentation - intentionally omitted

~~The place of closing:~~

~~(a) In exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the following delivery documents:~~

~~(i) Legal Bill(s) of Sale in a form recordable in the Buyers' Nominated Flag State, transferring title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarially attested and legalised or apostilled, as required by the Buyers' Nominated Flag State;~~

~~(ii) Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement;~~

~~(iii) Power of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate);~~

~~(iv) Certificate or Transcript of Registry issued by the competent authorities of the flag state on the date of delivery evidencing the Sellers' ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by such authority to the closing meeting with the original to be sent to the Buyers as soon as possible after delivery of the Vessel;~~

~~(v) Declaration of Class or (depending on the Classification Society) a Class Maintenance Certificate issued within three (3) Banking Days prior to delivery confirming that the Vessel is in Class free of condition/recommendation;~~

~~(vi) Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and provide a certificate or other official evidence of deletion to the Buyers promptly and latest within four (4) weeks after the Purchase Price has been paid and the Vessel has been delivered;~~

~~(vii) A copy of the Vessel's Continuous Synopsis Record certifying the date on which the Vessel ceased to be registered with the Vessel's registry, or, in the event that the registry does not as a matter of practice issue such certificate immediately, a written undertaking~~

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~from the Sellers to provide the copy of this certificate promptly upon it being issued together with evidence of submission by the Sellers of a duly executed Form 2 stating the date on which the Vessel shall cease to be registered with the Vessel's registry;~~

~~(viii) Commercial Invoice for the Vessel;~~

~~(ix) Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;~~

~~(x) A copy of the Sellers' letter to their satellite communication provider cancelling the Vessel's communications contract which is to be sent immediately after delivery of the Vessel;~~

~~(xi) Any additional documents as may reasonably be required by the competent authorities of the Buyers' Nominated Flag State for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement; and~~

~~(xii) The Sellers' letter of confirmation that to the best of their knowledge, the Vessel is not black listed by any nation or international organisation.~~

~~(b) At the time of delivery the Buyers shall provide the Sellers with:~~

~~(i) Evidence that all necessary corporate, shareholder and other action has been taken by the Buyers to authorise the execution, delivery and performance of this Agreement; and~~

~~(ii) Power of Attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate).~~

~~(c) If any of the documents listed in Sub-clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language.~~

~~(d) The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the other party not later than (state number of days), or if left blank, nine (9) days prior to the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement.~~

~~(e) Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above, the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans, drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers have the right to take copies.~~

~~(f) Other technical documentation which may be in the Sellers' possession shall promptly after delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers have the right to take copies of same.~~

~~(g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.~~

9. Encumbrances

The Sellers warrant that the Vessel, at the time of ~~delivery~~Delivery, is free from all charters (other than the Bareboat Charter and the Initial Sub-charter), encumbrances, mortgages and ~~maritime~~ liens (whether maritime or otherwise) or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of ~~delivery~~Delivery.

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

10. Taxes, fees and expenses

Any taxes, fees and expenses in connection with the purchase of the Vessel and registration in the ~~Buyers' Nominated~~ Flag State and ~~shall be for the Buyers' account, whereas similar charges~~ in connection with the closing of the Sellers' register shall be for the Sellers' account.

11. Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers~~, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted~~.

However, the Vessel shall be delivered free of cargo and free of stowaways with her Class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of ~~inspection~~Delivery, valid and unextended without condition/recommendation* by the Classification Society or the relevant authorities at the time of ~~delivery~~Delivery.

~~"inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4(a) or 4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

*Notes and memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12. Name/markings - intentionally omitted

~~Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.~~

13. Buyers' default - intentionally omitted

~~Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.~~
~~Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers have the right to cancel this Agreement, in which case the Deposit together with interest earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.~~

14. Sellers' default

Should the Sellers fail to give ~~Notice of Readiness in accordance~~ notice of the Scheduled Delivery Date by serving a Payment Notice under ~~with~~ Clause 25 (Notice, Time and Place of Delivery) ~~Clause 5(b)~~ or fail to be ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the option of cancelling this Agreement. If after ~~Notice of Readiness~~ a Payment Notice has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new ~~Notice of Readiness~~ Payment Notice given, the Buyers shall retain their option to cancel. ~~In the event that the Buyers elect to cancel this Agreement, the Deposit together with interest earned, if any, shall be released to them immediately.~~

Should the Sellers fail to give ~~Notice of Readiness~~ a Payment Notice by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest ~~if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.~~ in accordance with Clause 42 (Fees and Expenses) of the Bareboat Charter, and this Agreement shall immediately terminate and be cancelled without the need for either Buyers or Sellers to take any action whatsoever.

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

15. Buyers' representatives - intentionally omitted

~~After this Agreement has been signed by the Parties and the Deposit has been lodged, the Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and expense.~~

~~These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers and the Buyers' representatives shall sign the Sellers' P&I Club's standard letter of indemnity prior to their embarkation.~~

16. Law and Arbitration (See Clause 31 (Governing Law and Jurisdiction))

~~(b) *This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the substantive law (not including the choice of law rules) of the State of New York and any dispute arising out of or in connection with this Agreement shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc.~~

~~(c) This Agreement shall be governed by and construed in accordance with the laws of (state place) and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at (state place), subject to the procedures applicable there.~~

~~*16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16(a) shall apply.~~

17. Notices - (See Clause 26 (Notice))

~~All notices to be provided under this Agreement shall be in writing.~~

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~Contact details for recipients of notices are as follows:~~

~~For the Buyers:~~

~~For the Sellers:~~

18. Entire Agreement

The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.

Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

For and on behalf of the Sellers	For and on behalf of the Buyers
Name:	Name:
Title:	Title:

Copyright © 2012 Norwegian Shipbrokers' Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers' Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

PART II 239 (b) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection 240 and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, 241 including maintaining

EXECUTION VERSION

RIDER CLAUSES TO MEMORANDUM OF AGREEMENT

DATED ____________________ 2025

Clause 19 – Payment of purchase price by buyers

(a)	Subject to the provisions of this Agreement, in consideration of the Buyers agreeing to pay the Purchase Price of the Vessel to the Sellers, the Sellers hereby agree to sell and transfer all rights, title and interest in the Vessel absolutely, with full title guarantee, on the Delivery Date.

(b)	Subject to (i) the provision of a duly completed Payment Notice to be received by the Buyers not later than five (5) Business Days prior to the Scheduled Delivery Date (or such shorter period as approved by the Buyers in writing) and (ii) the fulfilment of the Delivery Conditions Precedent, the Purchase Price shall be paid in full by the Buyers to the Sellers as follows:

(A)	on the Delivery Date, an amount corresponding to the amount of the Advance Charterhire payable by the Sellers as bareboat charterers of the Vessel to the Buyers as owners under the Bareboat Charter shall be set off against a corresponding amount of the Purchase Price payable under this Agreement;

(B)	subject to the set-off under sub-paragraph (A) above, the balance of the Purchase Price (such balance being referred to as the "Net Purchase Price") shall be remitted by the Buyers to the Sellers’ Account on the immediately succeeding Business Day after the Delivery Date.

Clause 20 – Conditional on Delivery under the Bareboat Charter

The Buyers' obligation to purchase the Vessel and the Sellers' obligation to sell the Vessel are conditional upon the simultaneous delivery to and acceptance by the Sellers as bareboat charterer of the Vessel in accordance with the terms of the Bareboat Charter and subject to there being no Termination Event having occurred or which would occur as a result of the performance by the Sellers and Buyers of their respective obligations under this Agreement.

Clause 21 – Condition of vessel

The Sellers hereby acknowledge that with respect to the sale and purchase of the Vessel under this Agreement, the Buyers are relying on the Sellers in all respects to check all matters concerning the Vessel, safety, condition, quality and fitness for purposes and delivery of the Vessel.

Clause 22 – Representations and Warranties of Sellers AND BUYERS

(a)	The Sellers represent and warrant to the Buyers on the date hereof, the date of the Payment Notice and on the Delivery Date that:

(i)	none of the Sellers or any member of the Group:

(A)	is a Prohibited Person;

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(B)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;

(C)	owns or controls a Prohibited Person; nor

(D)	has a Prohibited Person serving as a director, officer or, to the best of the Sellers' knowledge, employee; and

(ii)	no part of the Purchase Price nor the Vessel shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

Clause 23 – Physical presence

If there is any change in the flag state from the Flag State at the date of this Agreement and such new Flag State requires the Buyers to have a physical presence or office in the jurisdiction of such Flag State, all documented fees, costs and expenses arising out of or in connection with the establishment and maintenance of such physical presence or office by the Buyers shall be borne by the Sellers.

Clause 24 – Indemnities

(a)	In consideration of the Buyers entering into this Agreement and the Bareboat Charter as at the date hereof, the Sellers shall indemnify and pay such amounts to the Buyers in respect of all documented costs, claims, expenses, liabilities, losses, damages and fees (including but not limited to any documented legal fees, vessel registration and tonnage fees) suffered or incurred by or imposed on the Buyers arising from this Agreement or in connection with the Delivery, registration, purchase and inspection of the Vessel by the Buyers whether prior to, during or after termination of this Agreement or in connection with or resulting from the occurrence of a Termination Event or the funding of all or an portion of the Purchase Price (including but not limited to, in the event that the Buyers have given instructions to remit the Net Purchase Price into Sellers’ Account in accordance with Clause 19(b)(B) but not received therein or by the Sellers for any reason whatsoever other than as a direct and sole result of the Buyers' gross negligence or wilful misconduct), and whether or not the Vessel is in the possession of or the control of the Sellers or otherwise.

(b)	Notwithstanding anything to the contrary herein, the indemnities provided by the Sellers shall be provided in favour of the Buyers and shall continue in full force and effect notwithstanding any breach of the terms of this Agreement or termination of this Agreement pursuant to the terms hereof.

Clause 25 – Notice, Time and Place of Delivery

(a)	The Sellers shall keep the Buyers well informed of the proposed Delivery Date of the Vessel and the intended place of delivery and shall in any event specify the Scheduled Delivery Date in the Payment Notice.

(b)	The Delivery shall be required to take place on or before the Cancelling Date.

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(c)	The Vessel shall be delivered and taken over safely afloat at sea (international waters) or at a safe and accessible berth or anchorage with the Delivery Date to be mutually agreed by the Sellers and the Buyers.

Clause 26 – Notices

Any notice, certificate, demand or other communication to be served, given, made or sent under or in relation to this Agreement shall be in English and in writing and (without prejudice to any other valid method or giving, making or sending the same) shall be deemed sufficiently given or made or sent if sent by registered post or by email to the following respective address or email address:

(A)	to the Buyers:

c/o China Huarong Shipping Financial Leasing Company Limited

Room 6006, 6th Floor, No. 15 Second East Zhongshan Road, Shanghai, China, 200002

Attention: Annie Tao/Song Pengwu

Email: taobeijuan@hrflc.com /tao.beijuan@msn.cn /songpengwu@hrflc.com
Tel: +86(0)21 63268756

(B)	to the Sellers:	c/o TOP SHIPS INC. Address: 20, Iouliou Kaisara Str., Paiania, Attica, Greece Attention: Alexandros Tsirikos Email: atsirikos@topships.org Tel: +30 210 81 28 180 Fax: +30 210 80 56 441 or, if a party hereto changes its address or email address, to such other address (or email address) as that party may notify to the other.

Clause 27 – No Waiver of Rights

(a)	No neglect, delay, omission or indulgence on the part of the Buyers in enforcing the terms and conditions of this Agreement shall prejudice the strict rights of the Buyers or be construed as a waiver thereof nor shall any single or partial exercise of any right of either party preclude any other or further exercise thereof.

(b)	No right or remedy conferred upon the Buyers by this Agreement shall be exclusive of any other right or remedy provided for herein or by law and all such rights and remedies shall be cumulative.

Clause 28 – No Set-off or Tax Deduction

(a)	Any payment made by the Sellers to the Buyers under this Agreement shall be paid:

(i)	(other than the set-off under Clause 19(b)(A)) without any form of set-off, cross-claim or condition; and

(ii)	free and clear of any tax deduction or withholding unless required by law.

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(b)	Without prejudice to paragraph (a) of this Clause, if the Sellers are required by law to make a tax deduction from any payment:

(i)	the Sellers shall notify the Buyers as soon as they become aware of the requirement; and

(ii)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Buyers receive and retain (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which they would otherwise have received.

(c)	In this Clause, "tax deduction" means any deduction or withholding for or on account of any present or future tax.

Clause 29 – Assignment and Transfer

(a)	Without prejudice to clause 64 (Assignment and Transfer) of the Bareboat Charter the Sellers shall not assign or transfer (whether by novation or otherwise) their rights and/or obligations under this Agreement except with the Buyers' prior written consent.

(b)	The Buyers may not assign or transfer (whether by novation or otherwise) any of their rights under this Agreement except with the Sellers' prior written consent (not to be unreasonably withheld), following which consent the Sellers shall execute such documents and do all such things as reasonably required by the Buyers to facilitate or effect such assignment or transfer.

(c)	Each of the Sellers and Buyers shall bear their own costs arising from any assignment or transfer as permitted under this Clause.

Clause 30 – Miscellaneous

(a)	Unless otherwise expressly stated to the contrary in this Agreement, any payment which is due to be made on a day which is not a Business Day shall be made on the preceding Business Day instead.

(b)	If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

(c)	The Sellers waive any rights of sovereign immunity which they or any of their properties may enjoy in any jurisdiction and subjects itself to civil and commercial law with respect to their obligations under this Agreement.

(d)	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

(e)	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement, as the case may be.

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Clause 30A – SELLERS’ CANCELLATION OPTION

Without prejudice to any of the Buyers' rights under this Agreement, any other Leasing Document or at law or otherwise, if clause 51A (USTR Termination Event) of the Bareboat Charter applies prior to Delivery and subject to the satisfaction of the conditions as set out therein, the Sellers shall have the right to cancel this Agreement and and such cancellation shall become effective on the date as notified by the Sellers pursuant to clause 51A (USTR Termination Event) of the Bareboat Charter, whereupon:

(a)	both the Sellers and the Buyers shall cease to have any obligations under this Agreement (including, but not limited to, the Buyers’ obligations to pay any Purchase Price), and further provided that, in consideration of the Buyers entering into this Agreement and the Bareboat Charter as at the date hereof, the Buyers shall be entitled to retain all indemnified expenses and/or fees paid by the Sellers under this Agreement and the other Leasing Documents, and if such fees have not been paid, the Sellers shall forthwith pay such fees to the Buyers in accordance with the terms of the Bareboat Charter and other Leasing Documents; and

(b)	any such amount are acknowledged and agreed by the Sellers to be a proportionate amount, having regard to the legitimate interest of the Buyers in protecting against the risk of inter alia, this Agreement being cancelled.

Clause 31 – Governing law and jurisdiction

(a)	This Agreement, and any non-contractual obligations arising out of or in connection with it, are governed by English law.

(b)	Any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute") shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association ("LMAA") Terms current at the time when the arbitration proceedings are commenced.

(c)	The reference shall be to three (3) arbitrators, one to be appointed by each Party and the third, by the two so appointed. A Party wishing to refer a Dispute to arbitration shall appoint its arbitrator (who shall be either a full member of the LMAA, or a practising barrister of King's Counsel who is also a member of the Commercial Bar Association, or a retired High Court Judge practising as an arbitrator, in each case who carries on business in London) and shall send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and give notice that it has done so within the fourteen (14) days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the Party referring a Dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if he or she had been appointed by agreement. Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator. If the two arbitrators so appointed are unable to agree on the appointment of the third arbitrator within seven (7) days after the appointment of the second arbitrator, they or either of them may by written notice request the President of the LMAA to appoint the third arbitrator within fourteen (14) days of such request.

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(d)	Where the reference is to three (3) arbitrators the procedure for making appointments shall be in accordance with the procedure for full arbitration stated above.

(e)	The language of the arbitration shall be English.

(f)	In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

Clause 32 – Definitions

Unless otherwise specified hereunder, capitalised terms in this Agreement shall have the same meaning as in the Bareboat Charter:

"Advance Charterhire" means an amount which is equal to the difference between the Purchase Price and the Financing Amount.

"Bareboat Charter" means the bareboat charterparty in respect of the Vessel dated on or about the date hereof and entered into between the Buyers as owner and the Sellers as bareboat charterer.

"Business Day" means a day on which banks are open for business in the principal business centres of New York, Hong Kong, Shanghai and Greece.

"Cancelling Date" means 31 March 2026 or such later date as may be agreed by the Buyers acting in their discretion.

"Delivery" means the passing of the legal and beneficial interest in the Vessel from the Sellers to the Buyers pursuant to the terms of this Agreement.

"Delivery Conditions Precedent" means the conditions precedent detailed in clauses 34.2(e)(i) and 34.2(e)(ii) of the Bareboat Charter.

"Delivery Date" means the date on which Delivery occurs.

"Dispute" shall have the meaning ascribed thereto Clause 31(b).

"Dollars" and "US$" mean the lawful currency, for the time being, of the United States of America.

"Financing Amount" shall have the same meaning as defined under the Bareboat Charter.

"Flag State" means the Republic of the Marshall Islands or any other flag state of the Vessel as may be agreed in writing by the Buyers and the Sellers.

"Net Purchase Price" has the meaning given to that term in Clause 19(b)(B).

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"Payment Notice" means an irrevocable request for payment of the Net Purchase Price served by the Sellers on the Buyers, which shall be in the form set out in Schedule 1 (Form of Payment Notice) and which shall be signed by at least one officer or authorised attorney of the Sellers.

"Protocol of Delivery and Acceptance" means the protocol of delivery and acceptance recording Delivery of the Vessel under this Agreement to be signed by the Buyers and Sellers in substantially the form attached as Schedule 2.

"Purchase Price" means $80,000,000

"Sellers' Account" means an account of the Sellers with the Sellers' Bank for the purposes of receiving amounts payable under this Agreement, details of which are notified to the Buyers in the Payment Notice.

"Sellers' Bank" means the ALPHA BANK S.A. with which the Sellers' Account is maintained, details of which are notified to the Buyers in the Payment Notice.

"Scheduled Delivery Date" means the date of delivery of the Vessel set out in the Payment Notice which shall always be on a Business Day on or before the Cancelling Date.

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Schedule 1

Form of Payment Notice

To:	LUSTRE 6 HOLDING LIMITED

Date:	____________________

Memorandum of Agreement dated ____________________ (the "Agreement")
in relation to m.t. "ECO MALIBU" with IMO No. 9902823 (the "Vessel")

1.	We refer to the Agreement made between us in relation to the Vessel.

2.	This is the Payment Notice as defined in the Agreement.

3.	Capitalised terms in this Payment Notice have the meanings set out in the Agreement unless otherwise defined herein.

4.	We hereby notify you that the Scheduled Delivery Date is _________________________ and we request that, subject to the fulfillment of the Delivery Conditions, , you pay the Net Purchase Price in an amount of US$____________________ with the following account (being the Sellers’ Account) on the date as stipulated under clause 19(b) of the Agreement and such payment shall be deemed satisfaction of your obligation under clause 19 of the Agreement to make payment of such amount:

Account Name	:
Bank	:
Branch Address	:
BIC/ SWIFT	:
Account Number	:
Intermediate Bank	:
Intermediate Bank’s SWIFT	:
Quote Reference	:	"Net Purchase Price" - IMO number 9902823

5.	We further represent and warrant that no Termination Event or Potential Termination Event (each as defined in the Bareboat Charter) has occurred and there has been no breach of any obligation or undertaking in the Leasing Documents (as defined in the Bareboat Charter) which would, with the passing of time, constitute a Termination Event or Potential Termination Event (each as defined in the Bareboat Charter).

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Yours faithfully,

_______________________________

Name:

Title: attorney-in-fact

for and on behalf of

ATHENEAN EMPIRE INC.

Date:

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Schedule 2

Form of Protocol of Delivery and Acceptance

ATHENEAN EMPIRE INC., a corporation incorporated under the laws of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Sellers") hereby sell, transfer and deliver and LUSTRE 6 HOLDING LIMITED, a corporation incorporated under the laws of the Republic of Liberia whose registered address is at 80 Broad Street, Monrovia, Liberia (the "Buyers") hereby accept delivery, title and risk of and in one (1) 157,286 DWT suezmax tanker named m.t. "ECO MALIBU" with IMO No. 9902823, as agreed between the Buyers and the Sellers, at _______ hour ________ time on __________________ and each of the Buyers and the Sellers confirm that the same is delivered in accordance with the Memorandum of Agreement dated ______________________ (as the same may be amended, supplemented and varied from time to time) entered into between (1) the Sellers as seller and (2) the Buyers as buyer.

……………………………………………….

Name:

Title: attorney-in-fact

For and on behalf of

ATHENEAN EMPIRE INC.

……………………………………………….

Name:

Title: attorney-in-fact

For and on behalf of

LUSTRE 6 HOLDING LIMITED

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EXECUTION PAGE

BUYERS

SIGNED BY	)
for and on behalf of	)
LUSTRE 6 HOLDING LIMITED	)
as attorney-in-fact	)
in the presence of	)

Witness' signature:	)
Witness' name:	)
Witness' address:	)

SELLERS

SIGNED BY	)
for and on behalf of	)
ATHENEAN EMPIRE INC.	)
as attorney-in-fact	)
in the presence of	)

Witness' signature:	)
Witness' name:	)
Witness' address:	)

Huarong Top Ships II

Execution Page to MOA Riders

Eco Malibu